    As filed with the Securities and Exchange Commission on November 7, 2000

                                                      Registration No. 333-47830
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--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                 POST-EFFECTIVE
                                AMENDMENT No. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ---------------

                    Diamond Technology Partners Incorporated
             (Exact name of registrant as specified in its charter)
         Delaware                    8742                    36-4069408
     (State or Other          (Primary Standard           (I.R.S. Employer
       Jurisdiction               Industrial            Identification No.)
   of Incorporation or      Classification Number)
      Organization)
                     875 North Michigan Avenue, Suite 3000
                            Chicago, Illinois 60611
                                 (312) 255-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                              Melvyn E. Bergstein
                      Chairman and Chief Executive Officer
                    Diamond Technology Partners Incorporated
                     875 North Michigan Avenue, Suite 3000
                            Chicago, Illinois 60611
                                 (312) 255-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:
            Nancy K. Bellis                       Leland E. Hutchinson
   Vice President and General Counsel              Terrence R. Brady
      Diamond Technology Partners                   Winston & Strawn
              Incorporated                        35 West Wacker Drive
 875 North Michigan Avenue, Suite 3000          Chicago, Illinois 60601
        Chicago, Illinois 60611                      (312) 558-5600
             (312) 255-5000

                                ---------------

   Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the effective time of the acquisition described in this Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-47830
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

Explanatory Note:

   This Post-Effective Amendment No. 1 to Form S-4 is being filed pursuant to Rule 462(d) of the Securities Act for the sole purpose of filing Exhibit 99.2.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

     Exhibit No.                           Description
     -----------                           -----------
      +2.1       Stock Purchase Agreement, dated as of September 11, 2000, by and among Diamond Technology Partners Incorporated
                 ("Diamond"), and the other parties named therein (incorporated by reference to Annex A to Diamond's Registration Statement on
                 Form S-4 (File No. 333-47830)).

      +3.1(a) Restated Certificate of Incorporation of Diamond (incorporated by reference to Exhibit 3.1 to Diamond's Registration
                 Statement on Form S-1 (File No. 333-17785)).

      +3.1(b) Form of Certificate of Amendment to the Restated Certificate of Incorporation of Diamond.

      +5.1       Opinion of Winston & Strawn.

     +10.1 DiamondCluster 2000 Stock Option Plan (incorporated by reference to Annex D to Diamond's Registration Statement on
                 Form S-4 (File No. 333-47830)).

     +10.2       Amended and Restated 1998 Equity Incentive Plan of Diamond
                 (incorporated by reference to Annex E to Diamond's
                 Registration Statement on Form S-4 (File No. 333-47830)).

     +23.1       Consent of Winston & Strawn (included in Exhibit 5.1 hereto).

     +23.2       Consent of KPMG LLP.

     +23.3       Consent of Arthur Andersen.

     +23.4       Consent of Bouwer & Officier Accountants.

     +24.1       Powers of Attorney.

     +99.1       Consent of Morgan Stanley & Co. Incorporated (included in
                 Annex B to Diamond's Registration Statement on Form S-4 (File
                 No. 333-47830)).

     *99.2       Form of Proxy of Diamond

--------
+Filed previously.
*Filed herewith.

   (b) Financial Statement Schedules.

     Not applicable.

   (c) Reports, Opinions, or Appraisals.

   The opinion of Morgan Stanley & Co. Incorporated, Diamond's financial advisor, is included as Annex B to the proxy statement/prospectus contained in Diamond's Registration Statement on Form S-4 (File No. 333-47830).

                                   SIGNATURES

   Pursuant to the requirements of the Act, the Registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 7, 2000.

                                          Diamond Technology Partners
                                           Incorporated

                                                  /s/ Melvyn E. Bergstein
                                          By: _________________________________
                                             Name: Melvyn E. Bergstein
                                             Title:Chairman and Chief
                                             Executive Officer

   Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                               Title                        Date
             ---------                               -----                        ----


                *                    Chairman and Chief Executive Officer   November 7, 2000
____________________________________  (Principal Executive Officer)
        Melvyn E. Bergstein

                *                    Chief Financial Officer and Treasurer  November 7, 2000
____________________________________  (Principal Financial and Accounting
            Karl E. Bupp              Officer)

                *                    Vice Chairman, Secretary and Director  November 7, 2000
____________________________________
       Michael E. Mikolajczyk

                *                    President and Director                 November 7, 2000
____________________________________
          Adam J. Gutstein

                *                    Vice Chairman and Director             November 7, 2000
____________________________________
          John J. Sviokla

                *                    Director                               November 7, 2000
____________________________________
         Edward R. Anderson

                *                    Director                               November 7, 2000
____________________________________
         Donald R. Caldwell

                *                    Director                               November 7, 2000
____________________________________
           Mark L. Gordon

                *                    Director                               November 7, 2000
____________________________________
            Alan C. Kay

                *                    Director                               November 7, 2000
____________________________________
         John D. Loewenberg

                *                    Director                               November 7, 2000
____________________________________
       Christopher J. Moffitt

                *                    Director                       November 7, 2000
____________________________________
          Arnold R. Weber


      /s/ Michael E. Mikolajczyk
*By: ________________________________
        Michael E. Mikolajczyk
          as attorney in fact

   Michael E. Mikolajczyk was appointed the lawful attorney-in-fact with power and authority to execute this registration statement on behalf of the officers and directors named above pursuant to the power of attorney incorporated into the signature pages at the time of the initial filing of this registration statement.

                                 EXHIBIT INDEX

  Exhibit
    No.                                 Description
  -------                               -----------
  +2.1     Stock Purchase Agreement, dated as of September 11, 2000, by and among Diamond Technology Partners Incorporated ("Diamond"), and the
           other parties named therein (incorporated by reference to Annex A to
           Diamond's Registration Statement on Form S-4 (File No. 333-47830)).

  +3.1(a) Restated Certificate of Incorporation of Diamond (incorporated by reference to Exhibit 3.1 to Diamond's Registration Statement on Form
           S-1 (File No. 333-17785)).

  +3.1(b)  Form of Certificate of Amendment to the Restated Certificate of
           Incorporation of Diamond.

  +5.1     Opinion of Winston & Strawn.

 +10.1     DiamondCluster 2000 Stock Option Plan (incorporated by reference to
           Annex D to Diamond's Registration Statement on Form S-4 (File No.
           333-47830)).

 +10.2     Amended and Restated 1998 Equity Incentive Plan of Diamond
           (incorporated by reference to Annex E to Diamond's Registration
           Statement on Form S-4 (File No. 333-47830)).

 +23.1     Consent of Winston & Strawn (included in Exhibit 5.1 hereto).

 +23.2     Consent of KPMG LLP.

 +23.3     Consent of Arthur Andersen.

 +23.4     Consent of Bouwer & Officier Accountants.

 +24.1     Powers of Attorney.

 +99.1     Consent of Morgan Stanley & Co. Incorporated (included in Annex B to
           Diamond's Registration Statement on Form S-4 (File No. 333-47830)).

 *99.2     Form of Proxy of Diamond.

--------
+Filed previously.
*Filed herewith.